EXHIBIT 99.2
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     Media Contact:                 Supplier Contact:
     David Lanzillo                 800-721-9884 (U.S.)
     607-377-8259 (office)          +852-2610-2323 (international)
     607-368-0037 (mobile)          suppliers@worldkitchen.com


                      WORLD KITCHEN RECEIVES COURT APPROVAL
                              FOR FIRST-DAY MOTIONS

      JUDGE APPROVES INTERIM USE OF DEBTOR-IN-POSSESSION FINANCING PACKAGE
               COMMITTED BY BANK GROUP LED BY JPMORGAN CHASE BANK

  ORDER WILL ENABLE COMPANY TO MAINTAIN NORMAL OPERATIONS DURING REORGANIZATION
     PROCESS, INCLUDING CONTINUATION OF EMPLOYEE SALARIES AND BENEFIT PLANS

ELMIRA, NEW YORK, JUNE 4, 2002 - WKI Holding Company, Inc. (WKI), which operates principally through its subsidiary World Kitchen, Inc., today reported that on Friday, May 31, 2002, Judge Jack B. Schmetterer of the United States Bankruptcy Court for the Northern District of Illinois approved all critical "first-day motions" that WKI and its subsidiaries made as part of their filings for reorganization under Chapter 11 of the United States Bankruptcy Code. Those first-day motions were filed as a proactive step to preserve WKI's business as usual during the chapter 11 process to the maximum extent possible. Additional first-day motions, primarily relating to the retention of professionals and other administrative matters, will be addressed later in June.

The Judge's orders include approval for the debtor's request to continue to pay employees in the normal manner and continue all employee health and welfare benefit plans.

The Company also received interim approval to access up to $25 million of its debtor in possession (DIP) financing package of up to $75 million that was committed to it by a bank group led by JPMorgan Chase Bank. These funds will now be available to the Company, along with existing cash and cash flow from operations, to help fund its operations during the chapter 11 process. The financing available under the interim order will permit the Company to continue delivering all of its customer orders on time and in full, and to make timely payment for goods and services provided on or after the filing date in the normal course of business and in accordance with the terms of existing supplier agreements. At a final hearing scheduled for June 21, 2002, the Company will ask for permission to use up to the entire $75 million of the DIP financing package.

In conjunction with its chapter 11 filing, WKI announced that it has reached agreement with the steering committee of its bank group and a group of affiliated parties that is comprised of the


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Company's  primary  shareholder  as  well as its largest bondholder, which holds approximately 40% of the outstanding senior subordinated bonds, on the terms of a financial restructuring. By reducing WKI's debt by approximately $440 million, from $812 million to $373 million, the debt restructuring would provide the Company with more financial flexibility to implement its business strategy. Because the proposed financial restructuring has the support of parties representing more than 80% of the Company's funded debt, the Company hopes to emerge from the chapter 11 process on an expedited timeline. WKI expects to file a proposed plan of reorganization in the near future and will work expeditiously with its stakeholders to finalize, obtain court approval for and implement the plan.

Steven G. Lamb, President and Chief Executive Officer of WKI, said: "The first day of our chapter 11 proceeding was very productive. We are gratified that Judge Schmetterer approved our critical first-day motions, which will enable us to transition into chapter 11 with minimal disruption and to maintain normal operations throughout the process. Our attention will now be devoted to working with our financial constituencies to develop, finalize, seek Court approval for and implement a plan of reorganization."

Suppliers with questions about the restructuring may call 800-721-9884 (in the U.S.) or +852-2610-2323 (outside of the U.S.) or send an e-mail to suppliers@worldkitchen.com.

About  World  Kitchen

World  Kitchen's principal products are glass, glass ceramic and metal cookware,

bakeware, tabletop products and cutlery sold under well-known brands including CorningWare, Pyrex, Corelle, Visions, Revere, EKCO, Baker's Secret, Chicago Cutlery, Regent Sheffield, OXO and Grilla Gear. World Kitchen has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998. The Company currently employs approximately 3,200 people and has major manufacturing and distribution operations in the United States, Canada, South America and Asia-Pacific regions.


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